Exhibit 99.2


Press Release Source: TrackPower, Inc.

TrackPower Inc. To Call a Shareholders Meeting
Wednesday June 1, 10:14 am ET

TORONTO, June 1, 2005 (PRIMEZONE) -- TrackPower, Inc. (OTC BB:TPWR.OB - News) announced today that it intends to hold a shareholders meeting as soon as possible to obtain approval on various proposals. Management has begun working on the necessary preliminary documents to deliver to the Securities and Exchange Commission in order to hold a meeting later during calendar 2005.

The Company has several proposals requiring shareholder approval including:
|X|   The acquisition of Tioga Downs racetrack,
|X|   The acquisition of Vernon Downs racetrack, and;
|X|   Renaming the Company Liberty Racing and Gaming Inc.

The Tioga Downs property is currently owned by Tioga Downs Racetrack LLC, which is a joint venture of Asolare II LLC (Asolare) and Southern Tier Acquisitions LLC (Southern Tier). John Simmonds and Kenneth Adelberg, directors of TrackPower, are shareholders of Asolare. Southern Tier is solely owned by Jeffrey Gural. The directors have determined that due to the non-arm's length nature of the proposed transaction between TrackPower and Asolare, it will be necessary to obtain shareholder's consent to proceed with the transaction.

The Vernon Downs property is currently owned by Mid-State Raceway, Inc. and it is intended that the property will be acquired by TrackPower. The Company has agreed in principle that the Vernon Downs property should become a cornerstone of the new Company however the specific terms and conditions of an acquisition have not yet been completed. The directors are of the opinion that if negotiations result in a mutually acceptable proposal, the transaction will have to be approved by the shareholders of the Company.

As part of the evolution of the Company, the directors have decided to change the name of the Company from TrackPower, Inc. to Liberty Racing and Gaming, Inc. The name change is intended to better reflect the direction of the Company in the future. The Company will have two main sources of revenue arising from horseracing wagering and video lottery terminal (VLT) gaming.

Subsequent to year-end, the Company has raised approximately $827,000 through equity private placements and has advanced approximately $710,000 to fund either the development of Tioga Downs or provide debtor in possession (DIP) financing to Vernon Downs. The Company's contributions have been matched by funding provided by Southern Tier Acquisitions LLC.

As previously announced, Mr. Edward M. Tracy has been appointed CEO of the TrackPower and will be directing the affairs of the Company effective immediately. On May 26, 2005, Mr. Tracy was also appointed a director of TrackPower.

Mr. Gary N. Hokkanen has also been appointed Chief Financial Officer of the Company effective May 26, 2005. Mr. Hokkanen serves as CFO of Wireless Age Communications, Inc. and Azonic Corporation. Mr. Hokkanen will be primarily responsible for public company financial reporting, assisting in the preparation of the necessary proxy material for the shareholders meeting and generally supporting Mr. Tracy as the Company begins to grow.


                                   -99.2-1-

Effective immediately, the Company is also reactivating its Web site at http://www.trackpower.com and will refresh information as required over the next several weeks.

Ed Tracy, CEO of TrackPower commented, ``There are several good opportunities in this sector at the current moment and financial markets are excited about gaming in general. We believe that we can bring a number of parties together to capitalize on these opportunities and create shareholder value. We have identified two initial acquisition targets that will form a base. From that base we believe we can move quickly to consolidate other racing and gaming assets. We look forward to announcing other opportunities as they present themselves.''

About TrackPower, Inc.

TrackPower, upon completion of this transaction will own Tioga Downs. Tioga Downs is located in Nichols, N.Y. on the new Interstate 86 between Binghamton and Corning. Tioga Downs is situated on 130 acres and was home to a state-sanctioned Quarter Horse racetrack. This facility is being redeveloped into a harness track and a 750-machine VLT casino.

About Vernon Downs

Vernon Downs is located in Vernon, N.Y. Vernon Downs is situated on 600 acres and has been offering Harness Racing since 1953. In addition to the racetrack, Vernon Downs has a 175-room hotel, numerous restaurants and has constructed a 1,000-machine VLT casino.

Vernon Downs entered bankruptcy proceedings August 11, 2004, and currently is anticipating confirmation of its plan in the third quarter of 2005. The principals of Tioga Downs Racetrack are currently the DIP lenders and the lead bidders to purchase the assets. The company plans to complete the 2005 race season, post bankruptcy, and complete the VLT facility.

This release includes projections of future results and ``forward-looking statements'' as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the ``Securities Act''), and Section 21E of the Securities Exchange Act of 1934 as amended (the ``Exchange Act''). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

Contact:

    TrackPower, Inc.
    Edward M. Tracy, CEO
    905/773-1987 ext. 226
    or
    John G. Simmonds, Chairman
    905/773-1987 ext. 223




                                   -99.2-2-